                                                                    EXHIBIT 99.1

[IMAGE SENSING SYSTEMS LOGO]

                                              500 Spruce Tree Centre
                                              1600 University Avenue West
                                              St. Paul, Minnesota 55104-3825 USA
                                              651.603.7700 Fax:  651.603.7795
                                              www.imagesensing.com

NEWS RELEASE

CONTACTS:   ART BOURGEOIS, CHIEF FINANCIAL OFFICER
            IMAGE SENSING SYSTEMS, INC. PHONE:  651.603.7700


FOR IMMEDIATE RELEASE


     IMAGE SENSING SYSTEMS ANNOUNCES RECORD SECOND QUARTER FINANCIAL RESULTS



SAINT PAUL, MINN., JULY 22, 2003--Image Sensing Systems, Inc. (ISS) (NASDAQ Small Cap: ISNS) market leading developer and manufacturer of video-based traffic management systems, announced today record financial results for its second quarter ended June 30, 2003.

Net income for the quarter was $827,000 ($.24 per fully diluted share), a 47% increase compared with net income of $562,000 ($.18 per fully diluted share) for the comparable period in 2002.

Net income for the six month period ended June 30, 2003 was $1,078,000 ($.31 per fully diluted share), a 221% increase compared to net income of $336,000 ($.11 per fully diluted share) for the same period a year ago.

Jim Murdakes, Chairman, and CEO said, "Our second quarter performance in revenues, income and earnings per share was outstanding. We were extremely pleased as we continued our consistent and profitable financial performance over the past five quarters."

Murdakes added, "We were particularly pleased with product sales to Asian and European customers, which increased by 77% over the comparable quarter in 2002. Flow Traffic, our Asian subsidiary, exceeded last year's second quarter revenues by 107%. Our new European oriented Autoscope RackVision product announced in the first quarter had a significant impact on European revenues and income in the second quarter with major wins in both the United Kingdom and on the European continent."

Headquartered in St. Paul, Minnesota, Image Sensing Systems, Inc. combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

SAFE HARBOR STATEMENT: This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain factors that could cause results to differ materially from those anticipated by some of the statements made, as listed in the Company's 2002 Annual Form 10-KSB.

Three and Six Month Periods Ended June 30, 2003 and 2002 (in thousands, except per share information)

                                                                      Three-Month                   Six-Month
                                                                     Period ended                 Period ended
                                                                        June 30                     June 30
                                                                        -------                     -------
                                                                     2003       2002           2003       2002
                                                                     ----       ----           ----       ----
Revenue                                                             $2,597     $2,236         $4,153     $3,846
Operating income                                                     1,074        560          1,397        331
Net income                                                             827        562          1,078        336
Net income per share
       Basic                                                           .26        .18            .34        .11
       Diluted                                                         .24        .18            .31        .11

Weighted average number of common shares outstanding
       Basic                                                         3,182      3,153          3,180      3,153
       Diluted                                                       3,475      3,153          3,464      3,153




                                       ###